Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANT

We consent to the incorporation by reference in the Registration Statements of Jasper Therapeutics, Inc. on Form S-3 (No. 333-285914) and Form S-8 (Nos. 333-277674, 333-280039, 333-263702, 333-270361, 333-263773 and 333-273941) of our report dated October 1, 2026, on our audits of the financial statements of Kira Pharmaceuticals as of December 31, 2025 and 2024 and for each of the years then ended, which report is included in this Form 8-K/A to be filed on or about October 1, 2026. Our report includes an explanatory paragraph about the existence of substantial doubt concerning Kira Pharmaceuticals’ ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

October 1, 2026